                                                                     Exhibit 5.1
       May 23, 1997



       Securities and Exchange Commission
       Judiciary Plaza
       450 Fifth Street, N.W.
       Washington, D.C.  20549

          Re:  Qwest Communications International Inc.
               Form S-1 Registration Statement, as Amended
               (SEC File No. 333-25391)

       Ladies and Gentlemen:

          As counsel for Qwest Communications International Inc., a
       Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"), which the Company has filed covering the sale of the Company's Common Stock, $.01 par value ("Common Stock").

          We have examined the Company's Amended and Restated Certificate of Incorporation, By-Laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

          Based on such investigation, it is our opinion that the shares of Common Stock, when sold as described in the prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

          We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

                    HOLME ROBERTS & OWEN LLP



                  By:    __________________________
                         Martha Dugan Rehm